February 21, 1997

(FormalName)
ERO, Inc.
585 Slawin Court
Mt. Prospect, Illinois  60056

CONFIDENTIAL

Dear (CommonName):

You are eligible to participate in the ERO, Inc. (the "Company") 1997 Incentive Compensation Plan.

Your bonus base for 1997 will be $(Bonusbase). Your actual incentive compensation can range from 0% to 200% of this bonus base, depending on the Company's audited operating income less interest expense for 1997. The range of your 1997 incentive compensation can vary as follows:

Bonus base: $(Bonusbase)     Operating Income        % of       1997 Incentive
                           less Interest Expense   Bonus Base    Compensation

                               $(Target1)             0%             $0

                               $(Target2)            100%        $(Bonusbase)

                               $(Target3)            200%        $(BONUS200)



The 1997 Incentive Compensation Plan has terms and conditions related to your participation. A copy of the formal plan is available from Human Resources for your review. If you have any questions regarding the program, please talk to Mark Renfree who can explain or clarify any issues.

The reason you are a participant in the 1997 incentive compensation program is because your efforts can, and will, have a significant impact upon the performance of our business. I trust you will make every effort to reach the 200% level, and I personally look forward to authorizing your bonus this time next year.

Sincerely,

/s/D. Richard Ryan, Jr.

D. Richard Ryan, Jr.
Chairman/CEO